Exhibit 5.1
May 14, 1999



  Securities and Exchange Commission
  Judiciary Plaza
  450 Fifth Street, N.W.
  Washington, D.C. 20549

     Re:  TV Guide, Inc.
          Form S-4 Registration Statement Filed May 14, 1999

  Ladies and Gentlemen:

   As counsel for TV Guide, Inc., a Delaware corporation (the "Company"), we have examined the above-referenced Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Registration Statement"), which the Company has filed covering the exchange of the Company's 8 1/8% Series B Senior Subordinated Notes Due 2009 (the "Exchange Notes") for its outstanding 8 1/8% Series B Senior Subordinated Notes Due 2009 (the "Old Notes")

  We have examined the Company's Amended and Restated Certificate of Incorporation, By-Laws and the record of its corporate proceedings and have made such other investigation as we have deemed necessary in order to express the opinions set forth below.

  Based on such investigation, it is our opinion that the Exchange Notes, when sold as described in the prospectus included in the Registration Statement, will be legally issued, fully paid and non-assessable.

  We hereby consent to all references to us in the Registration Statement and all amendments to the Registration Statement. We further consent to the use of this opinion as an exhibit to the Registration Statement.

         HOLME ROBERTS & OWEN LLP

         By: /s/ Nick Nimmo
           ------------------------
           Nick Nimmo